Exhibit 4.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ICF INTERNATIONAL, INC.

Pursuant to Section 242 and 245 of the General Corporation Law of the State of Delaware, ICF International, Inc., a Delaware corporation originally formed as ICF Consulting Group Holdings, LLC on April 21, 1999 and converted to a corporation formerly named ICF Consulting Group Holdings, Inc. by the filing of a Certificate of Conversion and its original Certificate of Incorporation in the Office of the Secretary of State of the State of Delaware on April 7, 2003 and renamed ICF International, Inc. by the filing of a Certificate of Ownership and Merger in the Office of the Secretary of State of the State of Delaware on April 21, 2006, hereby amends and restates its Certificate of Incorporation by its President and Chief Executive Officer and hereby certifies as follows:

FIRST: Name. The name of this corporation is ICF International, Inc. (the “Corporation”).

SECOND: Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle, State of Delaware 19808. Its registered agent at such address is Corporation Service Company.

THIRD: Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as amended from time to time (the “DGCL”).

FOURTH: Capital Stock.

Section 4.1. Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is seventy-five million (75,000,000), seventy million (70,000,000) of which shall be shares of Common Stock with a par value of $0.001 per share and five million (5,000,000) of which shall be shares of Preferred Stock with a par value of $0.001 per share.

Section 4.2. Reclassification of Common Stock. Each share of authorized Common Stock, par value $0.01 per share, issued and outstanding or standing in the name of the Corporation at the close of business on the date of filing in the Office of the Secretary of State of the State of Delaware of this Amended and Restated Certificate of Incorporation shall thereupon automatically, and without further action by the Corporation or the holders thereof, be reclassified and changed into one (1) validly issued, fully paid and nonassessable share of Common Stock, par value $0.001 per share.

Section 4.3. Preferred Stock.

(a) Board Authorized to Fix Terms. The Board of Directors is authorized, subject to limitations prescribed by law, by resolution or resolutions to provide for the issuance of shares of Preferred Stock in one or more series, and, by filing a certificate when required by the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(i) the number of shares constituting that series, including the authority to increase or decrease such number, and the distinctive designation of that series;

(ii) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, the date or dates from which they shall be cumulative and the relative rights of priority, if any, in the payment of dividends on shares of that series;

(iii) the voting rights, if any, of the shares of that series in addition to the voting rights provided by law and the terms of any such voting rights;

(iv) the terms and conditions, if any, upon which shares of that series shall be convertible or exchangeable for shares of any other class or classes of stock of the Corporation or other entity, including provision for adjustment of the conversion or exchange rate upon the occurrence of such events as the Board of Directors shall determine;

(v) the right, if any, of the Corporation to redeem shares of that series and the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary according to different conditions and different redemption dates;

(vi) the obligation, if any, of the Corporation to retire shares of that series pursuant to a retirement or sinking fund or fund of a similar nature for the redemption or purchase of shares of that series and the terms and conditions of such obligation;

(vii) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, in the payment of shares of that series; and

(viii) any other rights, preferences and limitations of the shares of that series as may be permitted by law.

(b) Dividend Preference. Dividends, if any, on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on shares of Common Stock with respect to the same dividend period.

(c) Relative Liquidation Preference. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of preferred stock in accordance with their respective priorities and preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

(d) Reissuance of Preferred Stock. Subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of shares of Preferred Stock, shares of Preferred Stock of any series that have been redeemed or repurchased by the Corporation (whether through the operation of a sinking fund or otherwise) or that, if convertible or exchangeable, have been converted or exchanged in accordance with their terms, shall be retired and have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may, upon the filing of an appropriate certificate with the Delaware Secretary of State, be reissued as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of shares of Preferred Stock.

FIFTH: Elimination of Certain Liability of Directors. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to permit a corporation to further eliminate or limit the liability of a director of a corporation, then the liability of a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall, without further action of the directors or stockholders, be further eliminated or limited to the fullest extent permitted by the DGCL as so amended. Neither any amendment, repeal, or modification of this Article Fifth, nor the adoption or amendment of any other provision of this Certificate of Incorporation or the bylaws of the Corporation inconsistent with this Article Fifth, shall adversely affect any right or protection provided hereby with respect to any act or omission occurring prior to the date when such amendment, repeal, modification, or adoption became effective.

SIXTH: Indemnification.

Section 6.1. Right to Indemnification. Each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit, proceeding or alternative dispute resolution procedure, whether (a) civil, criminal, administrative, investigative or otherwise, (b) formal or informal or (c) by or in the right of the Corporation (collectively, a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, employee or agent of the

Corporation or is or was serving at the request of the Corporation as a director, manager, officer, partner, trustee, employee or agent of another foreign or domestic corporation or of a foreign or domestic limited liability company, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as such a director, officer, employee or agent of the Corporation or in any other capacity while serving as such other director, manager, officer, partner, trustee, employee or agent, shall be indemnified and held harmless by the Corporation against all judgments, penalties and fines incurred or paid, and against all expenses (including attorneys’ fees) and settlement amounts incurred or paid, in connection with any such proceeding, except in relation to matters as to which the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe the person’s conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that (a) the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, (b) with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person’s conduct was unlawful or (c) the person was not successful on the merits or otherwise in defense of the proceeding or of any claim, issue or matter therein. If the DGCL is hereafter amended to provide for indemnification rights broader than those provided by this Section 6.1, then the persons referred to in this Section 6.1 shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL as so amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior to such amendment).

Section 6.2. Determination of Entitlement to Indemnification. A determination as to whether a person who is a director or officer of the Corporation at the time of the determination is entitled to be indemnified and held harmless under Section 6.1 shall be made (a) by a majority vote of the directors who are not parties to such proceeding, even though less than a quorum, (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders. A determination as to whether a person who is not a director or officer of the Corporation at the time of the determination is entitled to be indemnified and held harmless under Section 6.1 shall be made by or as directed by the Board of Directors of the Corporation.

Section 6.3. Mandatory Advancement of Expenses. The right to indemnification conferred in this Article Sixth shall include the right to require the Corporation to pay the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Board of Directors so determines, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer of the Corporation (but not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall be finally determined that such indemnitee is not entitled to be indemnified for such expenses under Section 6.1 or otherwise.

Section 6.4. Non-Exclusivity of Rights. The right to indemnification and the advancement of expenses conferred in this Article Sixth shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, any provision of this Certificate of Incorporation or of any bylaw, agreement, or insurance policy or arrangement, or any vote of stockholders or disinterested directors, or otherwise. The Board of Directors is expressly authorized to adopt and enter into indemnification agreements with, and obtain insurance for, directors and officers.

Section 6.5. Effect of Amendment. Neither any amendment, repeal, or modification of this Article Sixth, nor the adoption or amendment of any other provision of this Certificate of Incorporation or the bylaws of the Corporation inconsistent with this Article Sixth, shall adversely affect any right or protection provided hereby with respect to any act or omission occurring prior to the date when such amendment, repeal, modification, or adoption became effective.

SEVENTH: Miscellaneous. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating powers of the Corporation and its directors and stockholders:

Section 7.1 Classification, Election and Term of Office of Directors. The directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible. At each annual meeting of stockholders successors to the class of directors whose term expires at that meeting shall be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election, subject, however, to their prior death, resignation or removal from office as provided by law. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain a number of directors in each class as nearly equal as possible. Any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of such class. No decrease in the number of directors shall change the term of any director in office at the time of such decrease. A director shall hold office until the annual meeting for the year in which the director’s term expires and such director’s successor shall be elected and qualified, subject, however, to such director’s prior death, resignation or removal from office.

Section 7.2 No Preemptive Rights. The holders of the Corporation’s capital stock shall have no preemptive rights to subscribe for any shares of any class of stock of the Corporation whether now or hereafter authorized.

Section 7.3 Manner of Election of Directors. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

Section 7.4 Adoption and Amendment of Bylaws. The Board of Directors shall have power to make and adopt bylaws with respect to the organization, operation and government of the Corporation and, subject to such restrictions as may be set forth in the bylaws, from time to time to change, alter, amend or repeal the same, but the stockholders of the Corporation may make and adopt additional bylaws and, subject to such restrictions as may be set forth in the bylaws, may change, alter, amend or repeal any bylaw whether adopted by them or otherwise.

Section 7.5 Consents of Stockholders Must Be Unanimous. Any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, in accordance with Section 228 of the DGCL, provided that one or more consents in writing, setting forth the action so taken, shall be signed by the holders of all of the outstanding stock entitled to vote thereon in accordance with the bylaws, provided that any action permitted by this Certificate of Incorporation to be taken by the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation, voting separately as a class, may be taken by one or more consents in writing signed by the holders of such stock having such number of votes sufficient to take such action in accordance with the applicable terms of such stock.

Section 7.6 Vote Required to Amend Certificate of Incorporation. Notwithstanding any other provision of this Certificate of Incorporation or the bylaws of the Corporation or any provision of law which might otherwise permit a lesser vote, but in addition to any affirmative vote of the holders of any particular class or series of stock required by law, this Certificate of Incorporation, the terms of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation, or the bylaws, the affirmative vote of the holders of capital stock representing at least 66 2/3% of the Corporation’s voting power entitled to vote generally in the election of directors, voting as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal Articles Fifth and Sixth and Section 7.1 of this Certificate of Incorporation.

Section 7.7 Severability. In the event any provision (or portion thereof) of this Certificate of Incorporation shall be found to be invalid, prohibited, or unenforceable for any reason, the remaining provisions (or portions thereof) of this Certificate of Incorporation shall be deemed to remain in full force and effect, and shall be construed as if such invalid, prohibited, or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of the Corporation and its stockholders that each such remaining provision (or portion thereof) of this Certificate of Incorporation remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders, notwithstanding any such finding.

Section 7.8 Reservation of Right to Amend Certificate of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute or herein, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Sudhakar Kesavan, President and Chief Executive Officer, as of the 23rd day of September, 2006.

/s/ Sudhakar Kesavan
By:	Sudhakar Kesavan
Its:	President and Chief Executive Officer